EX-FILING
FEES
Calculation of Filing Fee Table
FORM
424(b)(2)
1
(Form Type)
TOYOTA JIDOSHA KABUSHIKI KAISHA
(Exact Name of Registrant as Specified in Its Charter)
TOYOTA MOTOR CORPORATION
(Translation of Registrant’s Name into English)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Non-Convertible Debt	$500,000,000 4.186% Senior Notes due 2027	457(r)	$500,000,000	100.000%	$500,000,000	0.0001531	$76,550

Fees to Be Paid	Non-Convertible Debt	$500,000,000 4.450% Senior Notes due 2030	457(r)	$500,000,000	100.000%	$500,000,000	0.0001531	$76,550

Fees to Be Paid	Non-Convertible Debt	$500,000,000 5.053% Senior Notes due 2035	457(r)	$500,000,000	100.000%	$500,000,000	0.0001531	$76,550

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$1,500,000,000		$229,650

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$229,650

1	Final prospectus supplement